Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
T Stamp Inc.
T Stamp Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:
1.The name of the Corporation is T Stamp Inc.
2.This Certificate of Amendment amends the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation filed with the Secretary of State on June 13, 2023 (the “Amended and Restated Certificate”).
3.Article V of the Amended and Restated Certificate is hereby amended by adding the following new paragraphs following the initial paragraph of Article V:
“Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate, each fifteen (15) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional share of Common Stock to which a stockholder would otherwise be entitled in connection with the Reverse Stock Split (taking into consideration all shares of Common Stock owned by such stockholder), the Corporation will issue that number of shares of Common Stock resulting from the Reverse Stock Split as rounded up to the nearest whole share upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.
The par value per share of the Corporation’s capital stock and the total number of shares of all classes of capital stock that the Corporation is authorized to issue pursuant to this Article V shall, in each case, not be affected by the Reverse Stock Split.”

4.These amendments were duly adopted in accordance with the provisions of section 242 of the General Corporation Law.

5.All other provisions of the Amended and Restated Certificate shall remain in full force and effect.
6.This Certificate of Amendment will become effective as of the opening of business, on January 6, 2025.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Gareth Genner, its Chief Executive Officer, on December 30, 2024.

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Gareth N. Genner, Chief Executive Officer